ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                 CONTAINING THE
                   STATEMENT OF RIGHTS AND PREFERENCES OF THE
                           SERIES D PREFERRED STOCK OF
                                JAY JACOBS, INC.



     These Articles of Amendment containing the Statement of Rights and Preferences of the Series D Preferred Stock of Jay Jacobs, Inc., a Washington corporation (the "Corporation") are herein executed by the Corporation, pursuant to the provisions of RCW 23B.06.020 and RCW 23B.10.060 as follows:

     1. The name of the Corporation is Jay Jacobs, Inc.

     2. A copy of the resolution of the Board of Directors of the Corporation amending the Articles of Incorporation of the Corporation to establish and designate the rights and preferences of the Series D Preferred Stock of the Corporation is attached hereto as Attachment A and is incorporated herein by this reference.

     3. The date of the adoption of this amendment by the Board of Directors of the Corporation was January 29, 1999.

     4. The amendment to the Articles of Incorporati duly approved by the Board of Directors of the Corporation in accordance with the provisions of RCW 23B.06.020 and shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 29th day of January, 1999.


                                       JAY JACOBS, INC.


                                       By: /s/ WILLIAM L. LAWRENCE, JR.
                                           ------------------------------------
                                           William L. Lawrence, Jr.
                                           Executive Vice President and
                                           Chief Financial Officer
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                                  ATTACHMENT A

     RESOLVED, that, pursuant to Article II of the Corporation's Articles of Incorporation, the Board of Directors hereby establishes a series of the Corporation's Preferred Stock consisting of 40,000 shares, $0.01 par value, to be designated as Series D Preferred Stock, and approves and adopts the Statement of Rights and Preferences of Series D Preferred Stock of Jay Jacobs, Inc., attached as Exhibit C;

     RESOLVED, that the officers of the Corporation are, and each of them is, hereby authorized to prepare, execute and deliver to the Secretary of State of the State of Washington for filing, Articles of Amendment to the Articles of Incorporation of the Corporation effecting the adoption of the Statement of Rights and Preferences of the Series D Preferred Stock; and

     RESOLVED, that the officers of the Corporation be and each hereby is authorized and directed to take any and all action and do any and all things as may be deemed by any of them to be necessary or advisable to effectuate the establishment and designation of the Series D Preferred Stock, such determination to be conclusively evidenced by such officer's carrying out of such action.

                       Statement of Rights and Preferences
                                       of
                            Series D Preferred Stock
                                       of
                                Jay Jacobs, Inc.

     An aggregate of 40,000 shares of Preferred Stock are hereby designated as Series D Preferred Stock, $.01 par value (the "Series D Preferred Stock"). The rights, preferences, privileges and limitations granted to and imposed on the Series D Preferred Stock are as set forth below:

          1. Cumulative Dividends. Dividends on the Series D Preferred Stock shall be cumulative and shall cumulate and accrue on a daily basis, without interest, at the rate of $9.00 per share per annum commencing February 1, 1999 and until the Series D Preferred Stock shall have been redeemed. The cumulation and accrual of dividends on the Series D Preferred Stock shall occur regardless of whether or not the Corporation shall have funds legally available for the payment of dividends. The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for such purpose, cumulative dividends at the rates specified above and no more.

     In no event, so long as any Series D Preferred Stock shall remain outstanding, and without the written consent of the holders of 75% of the then outstanding shares of Series D Pre ferred Stock, (i) shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, Series B Preferred Stock or Series C Preferred Stock (collectively, the "Other Stock"), other than a dividend or distribution payable in shares of Other Stock, nor (ii) shall any shares of Other Stock be purchased or redeemed by the Corpora tion, nor (iii) shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Other Stock.

          2. Redemption.

               2.1. Right or Obligation to Redeem Series D Preferred Stock.

                    (a) At any time or from time to time the Corporation may redeem (in the manner and with the effect provided in this Section 3.2) all or any of the outstanding shares of Series D Preferred Stock at the redemption price of $105.00 per share, plus any accrued but unpaid dividends to the date fixed for redemption. Any redemption of less than all the outstanding shares of Series D Preferred Stock shall be made pro rata among all holders of Series D Preferred Stock according to the respective numbers of shares of Series D Preferred Stock held by them.

                    (b) If a Redemption Event (defined below) occurs, the Corporation shall, not later than 30 days prior to the effective date of such Redemption Event, give notice thereof to the holders of Series D Preferred Stock and, in the event that within 20

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days after receipt of such notice, any holder or holders of Series D Preferred
Stock shall elect, by written notice to the Corporation, to have any or all of its or their Series D Preferred Stock redeemed, the Corporation shall redeem the same (in the manner and with the effect provided in this Section 3.2) not later than the day prior to the effective date of such Redemption Event, at the redemption price equal to cash in the amount of $100.00 per share, plus any accrued but unpaid dividends to the date fixed for redemption; provided, however, that, if such redemption occurs as a result of a Redemption Event described in subsection 3.2a.(b)(v), the redemption price shall be equal to cash in the amount of $200.00 per share, plus any accrued but unpaid dividends to the date fixed for redemption. As used herein, a Redemption Event shall have occurred if any of the following occur:

     (i) a material breach by the Corporation of any representation, warranty, covenant or other agreement made to the purchasers of the Series D Preferred Stock in the Preferred Stock Purchase Agreement executed in connection with such purchase (the "Stock Purchase Agreement") and the failure to cure such breach within a reasonable time following notice thereof, provided that, if it appears from the nature of the breach that the breach cannot be cured within a reasonable time following notice thereof, a Redemption Event shall be deemed to have occurred upon such notice;

     (ii) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or (B) a decree or order adjudging the Corporation bankrupt or insolvent or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty consecutive days;

     (iii) a final judgment or judgments are entered by a court or courts of competent jurisdiction against the Corporation which remains undischarged for a period (during which execution shall not be effectively stayed) ending on the later of (A) sixty days after the entry of such judgment, as extended by any such effective stay of its execution or (B) the date on which any payment is or becomes due and payable pursuant to such judgment in accordance with its terms, provided that the aggregate of all such outstanding judgments rendered against the Corporation that are not covered by applicable insurance exceeds $1 million; or

     (iv) removal (other than by death, disability or voluntary resignation) of any member of the Board of Directors appointed pursuant to any right (individually or with others) of any person who is a holder of Series D Preferred Stock if such person is not afforded the


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     right (together with the persons having had the right to appoint such removed director) to appoint a replacement director.

     (v) a "Change of Control" which is defined as (i) any merger, consolidation, reorganization, combination or similar transaction, or a series of related such transactions, pursuant to which a person or group (as used in Regulation 13d-1 under the Securities Exchange Act of 1934, as amended), excluding an original holder of the Series D Preferred Stock or a group including one or more such holders, acquires securities of the Corporation having the right to elect or appoint a majority of the directors of the Corporation; or (ii) the sale to a person other than an Affiliate of the Corporation of all or substantially all of the assets of the Corporation.

                    (c) At any time on or after December 31, 2001, any holder or holders of Series D Preferred Stock may elect, by written notice to the Corporation, to have any or all of its or their Series D Preferred Stock redeemed, in which event the Corporation shall redeem the same (in the manner and with the effect provided in this Section 3.2) on such date, not later than 60 days following receipt of such notice, as the Corporation may determine by written notice to the holder or holders electing redemption, at the redemption price of $100.00 per share, plus any accrued but unpaid dividends to the date fixed for redemption.

                    (d) Any date on which the Corporation is required or elects to redeem Series D Preferred Stock hereunder is herein called a "Series D Redemption Date".

               2.2. Redemption Procedure. If notice of election to redeem shall have been duly given by any holder or holders of Series D Preferred Stock pursuant to paragraph (c) above or if the Corporation shall have duly given notice of redemption pursuant to paragraphs (a) or (b) above to holders of Series D Preferred Stock at their addresses as shown on the records of the Corporation, specifying the number of shares to be redeemed and the paragraph pursuant to which the redemption is to be made and if on or before such Series D Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Series D Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Series D Redemption Date, such shares shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on the Series D Redemption Date, cease, except only the right of the holders thereof to receive the redemption price for such shares, plus any accrued but unpaid dividends to such Series D Redemption Date, without interest.

               2.3. Shares to Be Redeemed. In case of the redemption, for any reason, of only a part of the outstanding shares of Series D Preferred Stock required to be redeemed on a Series D Redemption Date, all shares of Series D Preferred Stock to be redeemed shall be selected pro rata, and there shall be redeemed from each registered holder a number of shares, as nearly as practicable to the nearest share, equal to the total number of shares of Series D Pre ferred Stock held of record by such holder multiplied by a fraction, of which the numerator shall

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

be the aggregate number of shares of Series D Preferred Stock actually being redeemed on such Series D Redemption Date, and the denominator shall be the aggregate number of shares of Series D Preferred Stock required to be redeemed on such Series D Redemption Date.

               2.4. Redeemed or Otherwise Acquired Shares to Be Retired. Any shares of the Series D Preferred Stock redeemed pursuant to this Section 3.2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series D Preferred Stock accordingly.

          3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series D Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Other Stock, to be paid an amount equal to $100.00 per share, plus any accrued but unpaid dividends to the date of such payment, and the holders of the Series D Preferred Stock shall not be entitled to any further payment, such amounts being herein sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Preferred Stock shall be insufficient to permit payment to the holders of Series D Preferred Stock of the amount distributable to them as provided herein, then the entire assets of the Corporation legally permitted to be distributed shall be distributed ratably among the holders of Series D Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series D Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Other Stock as provided elsewhere the Articles of Incorporation, as amended, of the Corporation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series D Preferred Stock, such notice to be addressed to each stockhold er at his or its post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section 3.3.

          4. Voting Rights. Each holder of Series D Preferred Stock shall be entitled to vote on such matters and in the manner provided herein and by law.

               4.1. Right to Vote. Each holder of Series D Preferred Stock shall be entitled to vote with respect to all matters presented to stockholders of the Corporation for their action or consideration, other than votes as to which a specific class or series of stock other than the Series D Preferred Stock is entitled to vote as a class. Except as set forth in Section 4.2 herein the holders of Series D Preferred Stock shall vote together with the holders of Common

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Stock as a single class, the holders of Series D Preferred Stock being entitled to one hundred votes per share thereof.

               4.2. Special Voting Rights. The Corporation shall not, without the prior approval of the holders of 75% of the shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), together as a single class separate from the other capital stock of the Corporation:

                    (a) amend, repeal or add any provision to the Articles of Incorporation or By-Laws;

                    (b) issue any class or series of securities of the Corporation having rights senior to or pari passu with the Series D Preferred Stock as to dividend or liquidation preference or as to redemption preference in the event that funds are not legally available to satisfy such redemption preference as to all classes of stock entitled to the benefit thereof, or any other security convertible into or exchangeable for shares of such class or series;

                    (c) enter into any transaction that, to the actual knowledge of the Corporation, following reasonable inquiry of its legal counsel, will result in a deemed dividend to the holders of the Series D Preferred Stock pursuant to section 305 of the Internal Revenue Code of 1986, as amended, or any rule or regulation adopted thereunder or any equivalent provision of federal law;

                    (d) enter into any agreement regarding:

                         (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transaction to which the Company is a party in which in excess of 50% of the Company's voting power is transferred;

                         (ii) any sale, lease or other disposition of all or
                              substantially all of the assets of the Company; or

                         (iii) the voluntary liquidation or dissolution of the
                              Company.

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                         (e)  issue or guarantee any indebtedness; provided,
                              however, that the borrowing of money pursuant to the terms of a credit facility (i) in existence as of the date hereof or (ii) duly approved by the the holders of the Series D Preferred Stock as required by this Section 4.2 shall not require such approval; or

                         (f) enter into any transaction with its officers, directors, employees or affiliates, other than any transaction relating to compensation and related matters in accordance with policies approved by the Board of Directors.

          5. Preemptive Rights. The Corporation grants to each holder of Series D Preferred Stock the right of first refusal to purchase its pro-rata share (as defined below) of any equity securities of the Corporation, including shares of capital stock or securities of any type convertible into, or entitling the holder thereof to purchase shares of, capital stock, proposed to be issued by the Corporation subsequent to the date hereof (such securities being hereafter referred to in this Section 5 only as the "Proposed Securities"). For these purposes, a holder's "pro-rata share" shall be that portion of the Proposed Securities proposed to be issued which bears the same relation to all of the Proposed Securities proposed to be issued as the shares of capital stock held by such person bear to all the outstanding shares of the capital stock (assuming the conversion of all outstanding securities which are convertible into capital stock), all determined immediately prior to the offering of the Proposed Securities.

               5.1 Notice. In the event that the Corporation proposes to undertake an issue of Proposed Securities, it shall deliver to each holder of Series D Preferred Stock written notice of its intention, describing such, Proposed Securities, specifying such holder's pro-rata share and stating the purchase price and other terms upon which it proposes to issue the same (the "Option Notice"). For a period of 15 days from the receipt of the Option Notice, each holder of Series D Preferred Stock (or any affiliate, of such holder to whom such holder has assigned such right) shall have the right to elect, by written notice to the Corporation, to purchase (i) all or any portion of such holder's pro-rata share of the Proposed Securities described in the Option Notice and (ii) all or any part of the pro-rata share of any other holder to the extent that such other holder of Series D Preferred Stock (and its assignee affiliates) do not elect to purchase such holder's full pro-rata share, upon the terms and conditions specified in the Option Notice. If the holders (and such affiliates) who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than 100% of the Proposed Securities referred to in clause (ii) of the preceding sentence, the Proposed Securities referred to in clause (ii) of the preceding sentence will be sold to such holders (and such affiliates) in accordance with such holders' respective pro-rata shares; provided, however, that no such holder (or affiliate) may purchase a greater number of such Proposed Securities than the amount which such holder (or affiliate) elects to purchase pursuant to clause (ii) of the preceding sentence. In the event the holders of Series D Preferred Stock (and such affiliates) fail to exercise their rights of first refusal within the specified period, or the holders (and such affiliates) elect to acquire less than

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their aggregate pro-rata shares pursuant to the exercise of such right, then, during the 180 day period following the expiration of such 15 day period, the Corporation may sell, free of any right of first refusal on the holders' part, the portion of the holders' pro-rata shares not purchased pursuant to such right of first refusal, upon the same terms specified in the Option Notice.

               5.2. Exceptions. The right of first refusal granted under this
Section 5 shall not apply to (i) the issuance of capital stock pursuant to an employee benefit plan approved by the Corporation's Board of Directors; (ii) any Proposed Securities issued pursuant to the acquisition by the Corporation of another corporation, business entity or assets thereof or other property which has been approved by the Board of Directors; (iii) the issuance of Proposed Securities upon a stock split or stock dividend with respect to the capital stock; and (iv) any Proposed Securities issued pursuant to employment agreements with executive officers of the Corporation.

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